EXHIBIT 23.6
SLR International Corporation 1658 Cole Blvd, Suite 100, Lakewood, Colorado, 80401

October 29, 2025
CONSENT OF QUALIFIED PERSON
Re: Form S-3 of Cleveland-Cliffs Inc. (the “Company”)
SLR International Corporation (“SLR”), in connection with the Company’s Registration Statement on Form S-3 and any amendments or supplements and/or exhibits thereto (collectively, the “Form S-3”), consents to:

•the incorporation by reference by the Company and use of the technical report titled “Technical Report Summary on the United Taconite Property, Minnesota, USA” (the “Technical Report Summary”), with an effective date of December 31, 2021 and dated February 7, 2022, that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, as an exhibit to and referenced in the Form S-3;
•the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form S-3 and the Technical Report Summary; and
•any extracts from or a summary of the Technical Report Summary included or incorporated by reference in the Form S-3 and the use of any information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form S-3.
SLR is responsible for authoring, and this consent pertains to, the Technical Report Summary. SLR certifies that it has read the Form S-3 and that it fairly and accurately represents the information in the Technical Report Summary for which it is responsible.
SLR International Corporation
Per:

(Signed) Grant A. Malensek
Grant A. Malensek, M.Eng., P.Eng.
Technical Director - U.S. Mining Advisory